CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-58324, No. 333-76438 and No. 333-90076) and on Form S-3 (No. 333-90460) of Agere Systems Inc. of our report dated October 22, 2002 relating to the financial statements and financial statement schedule, which appears in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey
December 12, 2002